Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-112502) of Assurant, Inc. of our report dated March 11, 2004 related to the consolidated financial statements and the financial statement schedules of Assurant, Inc., which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

March 29, 2004